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                                                                    EXHIBIT 99.2

              SORC FISCAL 2Q06 EARNINGS CONFERENCE CALL TRANSCRIPT

CORPORATE PARTICIPANTS

TODD ST. ONGE
Brainerd Communications

LESLIE FLEGEL
Source Interlink Company - Chairman & CEO

JIM GILLIS
Source Interlink Company - President & COO

MARC FIERMAN
Source Interlink Company - CFO

CONFERENCE CALL PARTICIPANTS

BOB LABICK
CJS Securities - Analyst

ROBERT SKLOFF
Sidoti & Co. - Analyst

DON MCARTHUR
Stifel Nicolaus - Analyst

DON TROTT
Jefferies & Co. - Analyst

ROBERT ANDRADE
Caxton Associates - Analyst

TIM ALLEN
Jefferies & Co. - Analyst

PRESENTATION

OPERATOR

Good afternoon, ladies and gentlemen, and welcome to the Source Interlink Company's fiscal 2006 second quarter earnings teleconference call. [OPERATOR INSTRUCTIONS] At this time I would like to turn the conference over to Todd St. Onge of Brainerd Communicators to read the forward-looking statements. Please go ahead, sir.

TODD ST. ONGE  - BRAINERD COMMUNICATIONS

Good afternoon. Thanks for joining us for the Source Interlink Company's conference call. Before we begin we want to remind you that managements' remarks today will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital needs and opportunities for growth. When used on this call, words such as anticipate, may, will, believes, intends, expects and similar expresses are intended to identify forward-looking statements.

Because such forward-looking statements involve certain risks and uncertainties, actual results and timing of events could differ on a material basis from those discussed here in. Factors that could cause and contribute to such differences include, but are not limited to, the risks and uncertainties as discussed in reports previously and subsequently filed by us with the Securities and Exchange Commission, including our annual

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report on Form-10K for the Fiscal Year ended January 31, 2005, as filed on April
18, 2005. After short presentations by management, we will take your questions. With that, may I turn the meeting over to Source Interlink Company's Chairman and Chief Executive Officer, Leslie Flegel.

LESLIE FLEGEL  - SOURCE INTERLINK COMPANY - CHAIRMAN & CEO

Hi, everybody. Source had a solid second quarter, and at the mid-point of our Fiscal Year, we are on track to meet our guidance of $85 to $90 million in pro forma EBITDA and approximately $0.75 in pro forma earnings per share for the full fiscal year. The second quarter will now generally be our slowest of the year, due primarily to seasonality in Alliance, and was a particularly difficult quarter this year for retailing in general, as reported in national news publications, due primarily to rising fuel prices and the difficulty in customers getting to stores. In addition, we absorbed the costs including interest associated with the Levy transaction as general expenses in the quarter, as well as the cost of primary Source and its conversion into the Levy operation. We now have accomplished that transition and the integration went smoothly.

Despite the absorption of those expenses, which exceeded $1 million, we're pleased to report results in line with our original internal expectations for the quarter, another indication that we are on course to achieve our plan for the fiscal year. Jim Gillis, our President, will provide a snapshot of our sales and marketing efforts and Marc Fierman will then review our financial and operating results for the quarter in more detail. After that we will take your questions.

The great strength of this Company is its sound strategy of offering diversity in its products and services. This was reflected in the second quarter, as results were highlighted by strong profit growth at our Alliance division, exceeding our internal expectations. Magazine sales were strong, particularly in our mainstream accounts, due to the successful introduction of a number of new weekly celebrity publications. This bodes well for future magazine sales in the mainstream market, where overall sales are driven by weekly checkout titles. The magazine division performed a bit below earnings expectations, due to reasons previously stated. In-Store Services performed overall as expected, because of strong performances from wood manufacturing and rebate and information management, as our wire fixture business continued to perform below expectations. But it is expected to improve in the third quarter.

The Company posted pro forma earnings per share for the second quarter of $0.12 on total revenue of $394 million. The Company also posted pro forma EBITDA for the quarter of $14 million and generated more than $22 million in operating cash-flow and approximately $18 million in free cash-flow. Pro forma results assume that the Alliance merger was completed as of February 1, 2005, the beginning of our fiscal year. The quarter was also the first one including the Charles Levy Circulating Company acquisition. We had Levy for all but one week of the quarter. That deal, as part of our overall magazine distribution operations, is accounted for as of the day of the acquisition.

Alliance's results continue to show strong profit margin improvement, as the business focuses on its more profitable accounts and continues to achieve merger synergies. For the second quarter, sales for Alliance were up slightly to $209 million, but pro forma operating mar -- operating margins this quarter increased substantially to 4% in the second quarter, compared to 2.7% for the prior year period. This is an outstanding result, as improvement in operating margins has been an important strategy of this Company.

The team at Alliance, led by Alan Tuchman, is doing a great job, capitalizing on new revenue opportunities. In the first 90 days after closing this merger, Alliance added 400 Kmart stores, over 1,000 grocery stores, and in July we announced an agreement with Walgreens to become the exclusive distributor of CD's and DVD's at 2,500 Walgreens locations. Revenue growth and the financial impact of these transactions will be seen beginning in the third and fourth quarter. Alliance is responsible for the selection, in-store marketing and merchandising and fulfillment of all CD's and DVD's in this -- in these stores. These accomplishments demonstrate our ability to pre -- to penetrate major retail accounts on a national level with a full breadth of home entertainment fulfillment products and services.

Alliance continues to perform well and we expect an excellent second half to the year, typically the stronger part of the year based on seasonality. The DVD segment, in particular, continues to be a great business, and music is holding its own. Research fo -- firm, Verona Shore, recently released its annual communications industry study that sees DVD sales doubling by 2009 to $40 billion. Our large retail client base and comprehensive DVD fulfillment infrastructure positions our Company to achieve a larger share of the incremental future growth of this category.

Not only are we winning accounts, we are helping customers develop attractive merchandising solutions. One example is a new 72-pocket DVD spinner rack fixture that we have deployed in the checkout aisle with a leading grocery chain. The success of this approach has added to the excitement of placing DVD's in the checkout area, where this highly impulsive product can receive the greatest consumer exposure. I am also very pleased to note that the Alliance division was recently awarded the Large Wholesaler of the Year award from the National Association of Recording Merchandisers or NARM. This is the first time Alliance has won this award. It's a commendable achievement for everyone at Alliance and I congratulate our employers -- employees for their well-deserved industry recognition.

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Our magazine division reported revenue for the second quarter of a $167 million, compared to $66 million for the prior year period. To give some added context, the $167 million is about 8% ahead of the combined results of Levy and Sources magazine businesses in the same period last year. This revenue number did not include Levy sales that occurred in the first week of the quarter, prior to the completion of the transaction. While revenues were up in magazine sales, operating margins de -- decreased, as anticipated, to 2.8% compared to 7% last year. As I said last quarter, we did not expect immediate profit contribution from the Levy business. So what you are seeing in the margin result is the impact of some one-time expenses and the doubling of our base of magazine sales, with no incremental interim from our ma -- our mainstream magazine distribution business. We do, however, expect operating margins for the remainder of the year in the magazine division to improve the 3.5% to 4% and even better than that next year.

We are very happy with the Charles Levy acquisition. Of course, much of the incremental contribution in synergies still lie ahead. We have said in the past that Levy will contribute $17 million or more of annual pre-tax earnings by fiscal 2008. We feel we are ahead of that schedule, as i -- as it is anticipated that approximately $10 million in pre-tax profits will add -- from that division will add to our fiscal 2007 results. Levy is a very strong organization and had generally been acknowledged as the best run service company in the general magazine market. We inherited an experienced management team, many of whom have been incorporated into the overall Source structure. The 1,500-strong Levy field service organization is outstanding and greatly enhances the Alliance development in the mainstream market.

One of the elements factored into our positive view on acquisition cost synergies is a new shipping agreement with UPS. We highlighted last quarter that this agreement was being developed. UPS is now serving as our primary third-party distributor and it is a three year agreement. This approach gives Source more uniform pricing throughout our businesses and also allows us the ability to convert more routes to third-party shipping. We anticipate these actions will result in meaningful savings for the Company. In one year, we have gone from a $300 million revenue company to a multi-billion run-rate revenue Company, while continuing to generate strong profits and cash-flows.

I believe the results of these two -- first two quarters clearly demonstrate the sound strategy of bringing Source, Alliance and Levy together. I have been very pleasantly impressed at how smoothly the meshing of three independently-run organizations is being accomplished. This really is a great tribute to the management teams of these three companies, who decided to dispense with much of the turf war nonsense you often see in these situations and just get it on.

With that, I will turn the call over to Jim Gillis, who will give you some marketing information.

JIM GILLIS - SOURCE INTERLINK COMPANY - PRESIDENT & COO

Thank you, Leslie. I want to update you this afternoon on some notable sales and marketing highlights from the second quarter, and then I'll pass the call on to Marc for the financial review. Overall, the benefits of our recent Alliance and Levy transactions are very apparent in only one quarter into the cycle. Our bolstered sales force and expanded products and services have resulted in both new customer wins and increased sales traction with the existing retail customers across our business. These successes have come across the full spectrum of retailers, including book stores, specialty retailers, grocery and drug chains, as well as convenience stores. We continue to integrate operations and ramp-up our sales and marketing efforts, and we are well positioned to benefit from a strong second half selling season.

As Leslie mentioned, Alliance continued building momentum in the second quarter, highlighted by the Walgreens deal in July. Through this agreement, we added 2,500 Walgreens stores or an estimated $40 million of CD and DVD's on an annual basis. This is on top of the supermarket and grocery chain business Alliance has picked up so far this year. We are currently on track for 70, 000 pocket positions placed by year end. Within that 70, 000 pockets, 22,000 have already been placed, another 40,000 are sold and in the pipeline, and we have contracts pending on another 35,000 pockets. Source added another 35 chains to the Alliance holiday music program, bringing in $1 million in additional revenue.

Turning to our magazine division, we generated meaningful new business across the country during the second quarter. Starting with 7-Eleven, we picked up 78 new stores in Arizona. We also picked up nine Target stores in the Buffalo area, expanding our strong relationship with this retail power house and illustrating the appeal of our expanded magazine operations to the nation's largest retailers. Our still growing airport direct magazine fulfillment business picked up two airports during the second quarter, Dulles in Washington, D.C. and BWI in Baltimore. Finally we resigned magazine fulfillment contracts for both Kroeger in Cincinnati and Meyers in Grand Rapids, Michigan. In addition to new retail customers, we also added new publishers to our roster of available magazines. During the second quarter we added Hemmings Motor News, which sells about 1.6 million units annually, Multimedia International, and Street and Smith, which collectively distribute around two million units each year.

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Although the wire manufacturing business was soft during the first half of the year, this division is currently operating at full capacity, and we expect a good turn around this business through to the end of the fiscal year. Right now we are manufacturing shipping wire displays for many national chains including Fred Meyer, Kroeger, Lah Blahs (ph), Pathmark, Rite Aid, Food Lion, Nexcom, Stater Brothers, Stop and Shop, Giant Food and Wrigley. Our wood manufacturing business made notable progress during second quarter and will continue into the third quarter, as Borders Books continues to remodel and refurbish current locations and open new stores nationally. Source manufacture's the vast majority of display for Borders. Shipments for Huckwood manufacturing are up around 20% year-to-date.

Finally on the cost side of the business, we've made some important improvements in our capabilities and have consolidated all the engineering to Bonita Springs, Florida or Quincy, Illinois. Overall, this business has had a complete turn-around. Looking at new opportunities for the third quarter and beyond, our increased lines and more sophisticated marketing resources are enabling us to expand to retail chains that were traditionally considered outside the box, Office Depot, Bed, Bath & Beyond and Home Depot, to name a few.

On the international front, Sources successfully completed our first racking program in the U.K. TM Retails selected Source Interlink International to manufacture and ship displays to all of its 1,069 locations. This order is complete and as far as we know, it is the first ever paid placement program in the European market. As interest in paid placement at retail increases overseas, our international business will grow. Our continued efforts to secure front-end management in the international market are ongoing. As an example, Boots, a 1,500 store drug chain, has requested a next steps meeting in the U.K. on September 22. We've also signed an exclusive distribution agreement with Borders U.K. for all U.S. magazine products. Shipping and delivering -- delivery start October 4, 2005.

Alliance has performed beyond expectations thus far, increasing its foot fingerprint and securing major new accounts. As for Levy, even while integration efforts are underway, the Company has opened important new doors for Source Interlink Companys'. We are optimistic firs -- for the second half of the year, as early holiday orders are strong and we have some exciting new businesses in the pipeline. I look forward to updating you further as the second half unfolds.

With that, I'll turn the call over to Marc.

MARC FIERMAN - SOURCE INTERLINK COMPANY - CFO

Thank you, Jim, and good afternoon, everyone. Today I will review our second quarter financials and discuss the operating results of our four core segments, CD-DVD fulfillment, magazine fulfillment, In-Store Services. and Shared Services. The latter, our Shared Services segment, consists of overhead functions not allocated to individual operating segments, such as corporate executive costs, corporate finance, Sarbanes-Oxley compliance, human resources, public company costs, and legal and audit. Please note the Chas Levy acquisition has been integrated into the magazine fulfillment segment.

Also, as previously stated, we are providing financial results on both a pro forma and GAAP basis. For fiscal 2006, the pro forma view assumes the Alliance deal closed effectively at the beginning of our fiscal year, February 1, 2005, while the GAAP view reflects results as of March 1, 2005. For both pro forma and GAAP, the results of Chas Levy are reported as of the date of acquisition, May 10, 2005. The pro forma view excludes merger-related expenses and non-cash, non-tax deductible amortization of Alliance's intangible assets, as well as prior period foreign tax rate adjustments. In addition, the pro forma view will exclude the amortization of Levy's intangible assets. Our outside specialists are continuing to quantify the value of the Levy intangibles. We expect that analysis to be completed shortly.

For prior year periods, we will be comparing to consolidated historical Source, meaning without Alliance or Levy. Each quarter, we will provide at the segment level Alliance's historical financial information in the comparable prior year periods so that you could evaluate performance. We will not be providing similar information regarding Levy, at is - as it is now part of the magazine fulfillment operations and will be reported in that segment.

The following are the pro forma consolidated results from continuing operations for the second quarter and the six-month period. Second quarter net income totaled 6.1 million, and for the six-month period, net income totaled 12.4 million, calculated on a year-to-date effective tax rate of approximately 38%. Second quarter revenue was 393.8 million, and for the six months, 701.4 million. Gross profit for the second quarter was 79 million, a 20.1% margin and for the six months, 141.4 million, a 20.2% margin. Operating income for the second quarter was 11 million, a 2.8% margin, and for the six months, 22.5 million, a 3.2% margin. Second quarter pre-tax income was 9.4 million and 19.8 for the six months. Earnings per share for second quarter are $0.12, computed on 53 million diluted shares. Earnings before interest, taxes depreciation and amortization, EBITDA, totaled 14 million for the second quarter and 28 million for the six-month period.

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On a GAAP basis, in the second quarter the Company reported a net income from continuing operations of 4.1 million or $0.08 per diluted share. GAAP results for the second quarter last year, not including Alliance or Levy, reported net income from continuing operations of 4.1 million or $0.16 per diluted share, computed on an effective tax rate of approximately 32% and 25 million shares. Revenue from continuing operations was 86.9 million and EBITDA from continuing operations was 7.3 million. Pro forma segment results are as follows. For the second quarter the CD and DVD fulfillment segment reported revenue of208.6 million, compared with 207.7 million in the prior-year period, a slight increase.

Gross profit was 36.5 million, compared to 36.8 million. Gross profit margins decreased slightly to 17.5% from 17.7%. Operating income for the segment was 8.4 million compared to 5.5 million in the prior-year period, and the resulting operating margin increased to 4% from 2.7%. For the six-month period, the CD and DVD fulfillment segment reported revenue of 430.3 million, compared with 433.7 million in the prior-year period. Gross profit was 75.7 million compared to 74.9 million. Gross profit margins increased to 17.6% from 17.3%. Operating income for the segment was 19.7 million compared to 13.2 million in the prior-year period, and the resulting operating margin increased to 4.6% from 3%.

In the second quarter, the magazine fulfillment segment, which includes Chas Levy beginning May 10, 2005, reported revenue from continuing operations of
166.8 million, compared with 65.7 million in the prior-year period, an increase of 153.9%. Gross profit from continuing operations increased to 36.6 million from 16.4 million in the prior-year period, an increase of 123.2%. Gross profit margins from continuing operations decreased to 21.9% from 25%, as a result of lower margins in the Levy business. Operating income from continuing operations for the segment was 4.7 million, compared with 4.6 million in the prior period. The resulting operating margin in the quarter was 2.8% compared to 7% last year. It should also be noted that the quarter was negatively impacted by duplicate cost incurred during the preintegration period of primary Source into Levy.

For the six-month period, the magazine fulfillment segment, of which Levy was a component for most of the second quarter of this year, reported revenue from continuing operations of 238.4 million, compared with 131.4 million in the prior-year period, an increase of 81.4%. Gross profit from continuing operations increased to 55.5 million from 31.8 million in the prior-year period, an increase of 74.5%. Gross profit margins from continuing operations decreased to 23.3% from 24.2%. Operating income from continuing operations, excluding prior-year relocation costs for the segment, was unchanged at 8.5 million in the current and prior-year period. The resulting operation -- operating margin for the six months was 3.6% compared to 6.5% last year.

In-Store Services revenue totaled 18.4 million in Q2 compared with 21.2 million in the year-ago quarter, a 13.2 percent decrease. That decrease was driven almost entirely by lower wire fixture sales. Gross profit in Q2 was 5.9 million versus 7.3 million a year ago, a 19.2% decline. Gross profit margins decreased to 32.1% from 34.3% last year. Operating income in the second quarter was 3.6 million versus $5 million a year ago, and operating margins in the quarter were 19.5% versus 23.7% a year ago. For the six-month period, In-Store Services revenue totaled 32.7 million compared with 37.6 million in the year-ago period, 13.1% decrease also driven by lower wire fix include sales. Gross profit was
10.2 million versus 14 million a year ago, a 27.1% decline. Gross profit margins decreased to 31.2% from 37.1% last year, and operating income in the period was
5.6 million versus 9.4 million a year ago. And operating margins for the period were 17.1% versus 25.1% a year ago.

In the second quarter, Shared Services increased to 5.7 million from 3.8 million, and for the six-month period increased to 11.3 million from 7.5 million. This increase reflects the additional costs related to the current size of the Company. As evidenced in the second quarter, Shared Services decreased as a percentage offer revenue from continuing operations from 4.3% a year ago to 1.5% this year, and for the six months decreased from 4.4% to 1.6%.

Pro forma cash provided by operating activity during the second quarter was approximately 22.7 million. Second quarter capex was 3.8 million and depreciation was 2.4 million. Free cash-flow totaled 18.9 million. For the six months, pro forma cash provided by operating activities was approximately 22.3 million, with capex of 6.4 million and depreciation of 4.8 million. Free cash-flow for the six-month totaled 15.9 million. Interest expense during the second quarter was 1.7 million, of which approximately 750,000 is attributable to the Levy acquisition.

The following are some balance sheet highlights as of July 31, 2005: Total assets, 818.3 million; working capital 37.3 million; Revolving bank debt, 74.5 million, which reflects the Levy acquisition purchase price of approximately 30 million in cash and approximately 14 million to pay off some of its debt. In addition to the levy acquisition, the Company also repaid the balance of an existing mortgage loan of approximately seven million. Currently accessibility on our access-based credit facility stands about $90 million.

I will now turn the call back to Leslie for some closing comments.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN & CEO

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Thank you, Marc. We've only had these companies together for one reporting quarter and we have made great strides in consolidation of operations, marketing, and margin improvement. We're the only company in home entertainment with capacity to provide retailers with the total solution as their vendor.

Our cash-flow was outstanding in this past quarter and places us on track to achieve the $40 to $50 million we projected last quarter. Operating profit margins at Alliance have virtually doubled, as compared to last year. Levy gave us great strength in the general market, and not just in the magazine business. Levy does 400 million in magazine sales, and we intend to turn that business into a substantial profit producer, just like every other business we have acquired. Not only does Levy provide us with a 400 million top line, it provides us with a vehicle and an infrastructure to expand sales for all of our product lines.

We have a great amount of activity taking place in our Company. We are exploring additional opportunities in sales, acquisitions and operational synergies. We have a terrific base from which to grow and develop, and we are very financially sound. Because of this, we can capitalize upon opportunities as they are presented. Our unique relationship with UPS and, to some degree, FedEx allows us to get product to any store in any zip code within hours. We do not have to say, we can't do it, to any customer. It is very rewarding to me to be a part of this exciting Company.

That concludes our prepared remarks for today. So with that, I will ask the operator to open the floor to questions and answer.

QUESTION AND ANSWER

OPERATOR

[OPERATOR INSTRUCTIONS]

UNIDENTIFIED

Your first question is coming from Bob Labick of CJS.

BOB LABICK - CJS SECURITIES - ANALYST

Good afternoon.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN & CEO

Hi, Bob.

BOB LABICK  - CJS SECURITIES - ANALYST

Hi. Well, I'm glad to hear we're on track for the 85 to 90 million in pro forma EBITDA for the year. I just have a question regarding Alliance in the quarter. When we had the last call in early June, I believe, we had discussed the -- the seasonality of Alliance's business and they reported operating income of a million -- of 11.3 million in Q1. And you mentioned that Q2 should be equal to that or higher. It was obviously below that this quarter. I'm wondering if that is in relation to the timing of some Kmart deals, you know, Kmart rollout, timing of the Walgreens rollout or what else may have happened? Is it a timing issue or is it -- was there another change? Because it's obviously below those expectations despite being ahead of your internal expectations, as you've said on this call. So maybe you could help us understand seasonality better. And what would be great is if you could give us an idea of seasonality in the remaining two quarters as well.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN & CEO

Okay. I will answer that question to the best of my ability. In the first place, you have to understand the first quarter was exceedingly high and much greater than anybody anticipated. We had orders and shipments that were comparable to the shipments we were going to have in the first quarter, so we anticipated that the sales would be comparable. What, in fact, really happened was that, particularly the book stores which both Barnes & Noble and Borders, although in this case it affected -- was affected by Barnes & Noble, both chains have announced during the course

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of the first half of this year that their sales were soft and in fact are affected to some degree by -- they were affected by the fact that there wasn't any major best seller until Harry Potter hit the streets and also the fact that energy prices did slow down traffic to some degree. So it is -- was more a function of just, candidly, the product not selling as we -- through as well during that period of time.

And then the other factor was that the shipments to Kmart and Walgreens took place actually, in effect, about 30 days later than we had originally anticipated they would at the time we set the quarter for a variety of reasons, although it's completed now. So that's why we stated that the bulk of those sales will be achieved in the second half of the year. So far as the last two quarters of the year are concerned, it's pretty up a case of the -- without wanting to give any predictive sales by quarter, Alliance is scheduled and historically does much better in the second half of the year, and that's for several reasons. One is that both music and DVD's are principally holiday products, and also the great traffic, a big portion of the business that Alliance does in the course of the year is done in specialty stores and particularly Barnes & Noble. And their big time of the year is the second half of the year and their traffic counts are enormous compared to the rest of the year.

And then also there are some very -- for some reason the movie studios, which also affected the second quarter, did hold back some major releases in DVD, which they are expecting a very strong fall and winter season. So it's a balance thing, really, in effect and probably was a little premature saying that second quarter would be comparable. And frankly, if it would have been, we -- we would have had an even stronger showing in the -- in the quarter. But as it is, we did -- as you know in the first quarter, we did exceed our internal number and in the second quarter we were pretty much right on it.

BOB LABICK - CJS SECURITIES - ANALYST

Okay. Thanks. And in regard to wire rack, you mentioned a pickup expected in Q3. Could you just kind of just, kind of, just update us on that process? Where we are in the cycle, what gives you confidence in Q3 pickup? Just speak a little bit about that, please?

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN & CEO

Yes. I'll turn that question over to Jim Gillis to answer.

JIM GILLIS - SOURCE INTERLINK COMPANY - PRESIDENT & COO

Well, what gives us confidence is that we have been working for the first six months on most of the chains that I spoke about in the prepared text, and every single one of those chains arrived on schedule to be re -- to be manufactured in the accordance with the time that we had slots in the manufacturing plants clear through to the end of the year.

BOB LABICK - CJS SECURITIES - ANALYST

Okay.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN & CEO

So in other words, it's book business is what you're saying.

JIM GILLIS - SOURCE INTERLINK COMPANY - PRESIDENT & COO

Yes, it's book business.

BOB LABICK - CJS SECURITIES - ANALYST

Got it. Thanks. Okay. Book business on track and despite being a little weaker in Q2 than your expectations, which you said, that was from older business. The book business is on track and that should hit in Q3 and beyond.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN & CEO

Yes. We're expecting Huck, as an example, the wood manufacturing company, is -- has a very strong third quarter, actually potentially it's strongest in history. And there's really nothing much that can change that short of some kind of a catastrophe, God forbid, Because they're building -- they're building the orders right now. I mean, so it is going to take place.

And in the manufacturing business, the -- that is a fact, I mean, because you either have the business going into the quarter or you don't have the business going into the quarter. Because if Jim got an order now or the Company got an order now for rack business in the third quarter, it could not be fulfilled because there's a time lapse by the time you order the materials and you can do the work. So you either have it or you don't have it. And, overall, as we stated earlier that overall in the year would be fairly comparable to what -- what it has been for the last couple of years. But that, you know, it's a matter of timing and that's why it's been very difficult to predict numbers in the wire manufacturing business because, for whatever reason, retailers have holdups or they wait for more prototypes or whatever the case is and they throw you into the next quarter. But once it's booked in the quarter and once you're making it, then it's a done deal.

BOB LABICK - CJS SECURITIES - ANALYST

Terrific. Thank you very much.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN & CEO

Okay.

OPERATOR

Thank you. Our next question is coming from Robert Skloff of Sidoti & Co.

ROBERT SKLOFF - SIDOTI & CO. - ANALYST

Good afternoon. A couple quick question. First is the Alliance revenue was roughly flat year-over-year, and it doesn't sound like from the previous question very much in the Kmart and Walgreens and other things, the supermarkets that you referred to, were included. I just wanted to see if that was in ca -- indeed the case? And also, wanted to see if you can quantify at all any of that incremental business that you expect for the remainder of the year?

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN & CEO

You're right. I mean, very little of the Kmart and Walgreens business got factored into the second quarter. And a very important element, Rob, to remember is that we had -- we had priorities and a very important development for Alliance, which is really depicted in their margin improvement was just that. We had a lot of work to do on synergies and margin improvement and focusing on profitable accounts. So, while the sales didn't go up in the quarter, to speak of, the margins and the profits did, which was a very important point.

Now we are shipping those additional -- that additional business in the second half of the year. We we do expect very strong sales coming from the traditional accounts that Alliance had because of a very strong lineup of product that's coming out. And to quantify Walgreens and Kmart and some of the other business on an annualized basis, I think it's fair to say that that's about $100 million plus worth of business. It should be, to some degree, a little back-loaded for the last six months of the year, so it, in theory, should add $50 or $60 million in business to the year for us that we didn't have last year.

ROBERT SKLOFF - SIDOTI & CO. - ANALYST

Okay. Great. I guess along that same line of thinking, what would we think that the core Alliance business, not including any of this stuff we're just talking about, is it -- what is that capable of growing on the top line?

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN & CEO

Well, I think -- I think you have to recognize the fact that one of the things we did, and I think sort of a trademark of Source, has been to recognize business as profitable and not really spend a lot of time on business that isn't profitable, and Alliance was well on that track before. So we had a 90-day head start before we actually closed the transaction with Alliance and a big focus of ours was to concentrate and get the operation ready to deal with profitable accounts. So that was really a focus.

And there was additional work that was being done in trying to improve not just operating margins but gross margins, which we think will have some positive effect on the second half of the year, as well. So going forward, our focus is on sales now. You have to remember we've only owned Alliance for five months. We did have a 90-day head start on it, at least to some degree, in being able to communicate with the Alliance people prior to that. But the principal focus at that time was getting more profit out of the existing business that we had through better efficiencies and gaining some synergies. And obviously we've accomplished that lot of that, although we're not finished with that, either. And now the big focus is on sales because we're in a position to go out and do a good job with it.

ROBERT SKLOFF - SIDOTI & CO. - ANALYST

Okay. Great. Now kind of just switching gears to the Levy side of the business, you guys gave a number for year operating performance in the second quarter of last year from magazine fulfillment and I think it was 4.6 million. Marc, do you ever a number for what pro forma operating profit would have been? I think that would prove helpful for a lot of people.

MARC FIERMAN - SOURCE INTERLINK COMPANY - CFO

That information -- we have combined Levy into the segment and we have moved the primary Source division of that segment into it. So it's really -- we're not going to be really breaking out the business in that way now or in the future.

JIM GILLIS - SOURCE INTERLINK COMPANY - PRESIDENT & COO

And the reason for that, Rob, is because there are so many -- we've blurred the line so much between those two companies that going forward, we really don't want to get caught up in breaking out Levy and breaking out the old Source. But you can kind of come to your own conclusions on that, based on what we ma -- what we said about the additional costs that were incurred in the quarter that wouldn't have occurred if we didn't do the Levy Transaction.

BOB LABICK - CJS SECURITIES - ANALYST

Right. Okay. And then, I guess the last question, Marc, debt was a little bit higher than I'd anticipated. What is your thinking on where that should stand by end of the year? And then what would be a useful or a target interest expense that you would think for the fiscal year?

MARC FIERMAN - SOURCE INTERLINK COMPANY - CFO

I would say that -- you have to understand that that number is driven, too, by the fact that you start having a buildup, too, of inventory around this time of year for the Christmas season typically, in especially in the Alliance business. And you also have the acquisition of the -- of Levy in there. But I would say that, you know, towards the end of the year I would say that the number will probably be -- I'd say probably about 20 do -- 20 million less than it currently is or what it was at July 31. But understanding that we'll be collecting a lot of our receivables from sales during that Christmas season during the first quarter. That's when I think you'll really see it come plummeting down. And that's been the cycle that we've seen at Alliance and I don't expect that to be any different this year.

If you recall last year, most of their cash-flow that ge -- all of the cash-flow that was generated out of Alliance last year was in the fourth quarter, so that's the real period. The fourth quarter and the first quarter where you're really collecting that money from the -- from the holiday season and you're bringing your inventories down. In terms offer what you should estimate for interest expense, we had $1.7 million for the quarter here. I would say it probably would be in the neighborhood of about probably five to six million, on an annualized basis.

BOB LABICK - CJS SECURITIES - ANALYST

Okay. Thank you.

JIM GILLIS - SOURCE INTERLINK COMPANY - PRESIDENT & COO

One other point I want to make, Rob, which would make a big difference is we do expect Levy to start making money before this year is over. And as I mentioned earlier in my call, a substantial amount of money next year. And their cash-flow is good, so that will help as well.

BOB LABICK - CJS SECURITIES - ANALYST

Okay. Thank you very much.

JIM GILLIS - SOURCE INTERLINK COMPANY - PRESIDENT & COO

Okay.

OPERATOR

Thank you. Our next question is coming from Don McArthur of Stifel Nicolaus.

DON MCARTHUR - STIFEL NICOLAUS - ANALYST

Good afternoon, guys.

JIM GILLIS - SOURCE INTERLINK COMPANY - PRESIDENT & COO

Hi.

DON MCARTHUR - STIFEL NICOLAUS - ANALYST

Can you talk about magazine fulfillment costs? It's a little bit higher than what I was looking for. I believe that's probably just that Levy's operating at a higher cost. I guess, one, is that true? And then how do you see that -- the magnitude of that trending going forward with your new deal with UPS and consolidation of facilities?

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN & CEO

No question about it. It's about Levy. Listen, one of the reasons that we acquired Levy -- there were many reasons. Field force, giving us a bigger base in the magazine business, so on and so forth. But one of the reasons is that we really did see a gold mine that we could start digging into because Levy has a very expensive methodology of distribute -- getting magazines to the stores, and their costs are much greater than ours in that -- in that regard.

Particularly, one of the most important developments of this new deal that we have with UPS is that we have much more standardized pricing as opposed to multi-weighting pricing. So that means that our pricing is pretty standard, no matter where we ship from. So this enables us to aggressively go after the reduction of the normal way that Levy's been distributing magazines to conversion to more UPS shipments. Now we -- it's not going to happen in overnight because there's 650 routes that we have to deal with. But we are working feverishly on that, as you might imagine. And that's where the principal cost differences are.

And then there's another difference. Levy's gross margin simply is lower than Interlink's was, just because of the nature of the business. And we're working on ways to improve that, as well. So we have a lot of upside where that's concerned because Levy -- you know, Levy is -- actually did a little better than we even thought it was going to do in the quarter. And we feel that it's going to be a really big winner for us, as we go forward here .

DON MCARTHUR - STIFEL NICOLAUS - ANALYST

Okay. What was the loss from discontinued operations in the quarter?

JIM GILLIS - SOURCE INTERLINK COMPANY - PRESIDENT & COO

It was -- Marc?

MARC FIERMAN - SOURCE INTERLINK COMPANY - CFO

Yes. That's related to costs associated with finalize -- we had that Dayco business that we sold. There was some residual costs that we incurred to totally close it out, and that's what that represents.

DON MCARTHUR - STIFEL NICOLAUS - ANALYST

Okay. And then, with respect to the Levy intangibles, I guess, what was it this quarter and what's kind of your -- I know you don't know specifically what it is, but kind of a range offer what you might expect?

MARC FIERMAN - SOURCE INTERLINK COMPANY - CFO

Well, first of all, my best guess from what I'm hearing, and like I said, this has not been final finalized is somewhere probably between 150 and 350,000 a quarter.

DON MCARTHUR - STIFEL NICOLAUS - ANALYST

Okay.

MARC FIERMAN - SOURCE INTERLINK COMPANY - CFO

And --

DON MCARTHUR - STIFEL NICOLAUS - ANALYST

Go ahead.

MARC FIERMAN - SOURCE INTERLINK COMPANY - CFO

And there is nothing in this quarter because it has not yet been -- it has not yet been determined as to what that amount is.

DON MCARTHUR - STIFEL NICOLAUS - ANALYST

Okay. And then tax rate this quarter, that was high just because of foreign tax movement or something else in there?

MARC FIERMAN - SOURCE INTERLINK COMPANY - CFO

Actually our tax rate was higher last quarter. We were actually at 40%. So actually we've done some work here with the states and actually been able to reduce our effective rate.

DON MCARTHUR - STIFEL NICOLAUS - ANALYST

Okay. Must be missing something there.

MARC FIERMAN - SOURCE INTERLINK COMPANY - CFO

You might be looking at the GAAP rate, which is totally skewed by the nondeductible amortization of the Alliance intangible.

DON MCARTHUR - STIFEL NICOLAUS - ANALYST

That's probably what it is. And then finally, you've had some good luck with new business with Borders, Kmart, Walgreens. How does the new business pipeline look? And do we see more big deals over the next few quarters?

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN & CEO

Yes. We hope so. Let me tell you essentially what our game plan is where that's concerned. What -- we feel that the infrastructure that's been built up by Alliance in terms of securing the largest inventory in the world in music and DVD's and in our total magazine business now being really truly the only company national in scope in terms offer being able to take -- we -- there isn't a retailer who said if they said to us tomorrow, we want you to service every store in the country that we couldn't accommodate.

So from our perspective, our -- our business plan is to number one, we feel so far as music and DVD's are concerned, is that it really doesn't make sense for specialty retailers, particularly who are doing their own direct distribution, to do that. We think that we can offer them the kind of deal that's good for us and good for them -- to convince them to convert, if not all, a good portion of their distribution to us. And we are meeting with a number of chains around the country, and so far nobody's thrown us out. So we think that's going to be very encouraging.

In addition to that, and you have to remember that we've only owned Levy now for -- officially for one quarter, but a little more than that now that we'ra few weeks into September. But we -- so far as Levy is concerned, I'll give you a -- I'll give you a typical example and name a chain, but this doesn't mean that we're got anything going with the chain. This is just in theory. Walgreens, as an example, has given us 2,500 stores for music and DVD's, and we service about 1,000 of their stores with magazines. It would make a lot of sense for us to go try to convince them to allow us to do the whole array of products in all 2.500 stores where we already have a service person going to it -- to. And we have the capacity to do that.

So one of our approaches to to talk to a number of retail chains around the country about national distribution, our expansion of stores. Because we can give them more consistent service and more dependable information about what's selling because, in my opinion at least, we do that better than anyone else. So it's very, very exciting for us to -- to look at this, because these are big numbers. I mean, you know, we're going after everyday business and doing the normal thing we do. But talking about big numbers in these deals. You know, 50 million, 100 million, in some cases a few hundred million dollars worth of business with the various chains. So we may or may not be successful. But we believe we will be, at least to some degree, and we really have a good story to tell.

DON MCARTHUR - STIFEL NICOLAUS - ANALYST

Great. Thank you.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN & CEO

Okay.

OPERATOR

Thank you. [OPERATOR INSTRUCTIONS] Our next question comes from Don Trott of Jefferies & Co..

DON TROTT - JEFFERIES & CO. - ANALYST

Good afternoon.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN & CEO

Hi, Don.

DON TROTT - JEFFERIES & CO. - ANALYST

How are you today? As I understand it, Levy to the degree that they still utilize trucks under the accommodation with the union that they still have some of the business that's trucks. How are the rising gasoline costs impacting the Levy operating structure?

JIM GILLIS - SOURCE INTERLINK COMPANY - PRESIDENT & COO

Well, let me make one thing very clear. The vast majority of Levy's distribution is still done by trucks. We have converted some, but for the most part it's still done by trucks. And if you're driving trucks and gasoline prices go up, there's nothing you can do about that, and it is going to increase costs. We -- that is one of the reasons that we're pretty -- I use the word feverishly trying to convert those routes and as many of those routes as possible. I want to note that -- that there are only -- Levy is got a broad based operation and there are two unions, one in Chicago and one in Philadelphia. So it's not -- it's not by any means in every area that they're in. So it will effect us in a negative sense, to the degree that gasoline prices go up beyond where they are now. Now the fact is that the gasoline prices have been high throughout the quarter. So if it doesn't do much worse then we should be fine. If there's a huge increase in gasoline prices, it will have a negative effect on Levy until we can convert it to UPS.

DON TROTT - JEFFERIES & CO. - ANALYST

I would assume, though, even in the recently concluded quarter, gasoline prices were higher than what you thought they would be going into the quarter. Can you give us some idea of the magnitude of the deviation from plan that might possibly have occurred?

JIM GILLIS - SOURCE INTERLINK COMPANY - PRESIDENT & COO

Marc, do you have that information at your finger tips?

MARC FIERMAN - SOURCE INTERLINK COMPANY - CFO

I would say the deviation from plan during the quarter was approximately
$350,000.

DON TROTT - JEFFERIES & CO. - ANALYST

Okay. Thank you. And then, Tim Allen is here with me. Tim has a question.

TIM ALLEN ANALYST

There was a question on the primary Source. Could you go over those integration costs again and how that impacted the pro forma numbers?

JIM GILLIS - SOURCE INTERLINK COMPANY - PRESIDENT & COO

Well, the primary source integration cost was a factor of several things. And one of the factors in that cost was having to, you know, the one thing we can't dare do is not deliver magazines properly. So we had -- and this has happened to us every time we've had a conversion like that. We've had to run dual operations. I think the last I saw those costs were in the range of about three-quarters of a million dollars. Marc, can you confirm that?

MARC FIERMAN - SOURCE INTERLINK COMPANY - CFO

That's approximately what they were.

JIM GILLIS - SOURCE INTERLINK COMPANY - PRESIDENT & COO

Okay.

TIM ALLEN ANALYST

Okay. Thank you very much.

JIM GILLIS - SOURCE INTERLINK COMPANY - PRESIDENT & COO

Okay.

OPERATOR

Thank you. Our last question is coming from Robert Andrade of Caxton Associates.

ROBERT ANDRADE - CAXTON ASSOCIATES - ANALYST

Good afternoon, guys.

JIM GILLIS - SOURCE INTERLINK COMPANY - PRESIDENT & COO

Hi.

ROBERT ANDRADE - CAXTON ASSOCIATES - ANALYST

Just two questions, if I may. The first one is, I notice your confidence in the cost savings or the profitability of Levy in Fiscal Year 2007. The one thing I didn't here hear was as far as Alliance and on progress on some of the costs. I think when we announced acquisition we said we anticipated somewhere in the realm of 12 million by year two. Just wanted to get a sense if we were on track for that or how much progress we've made?

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN & CEO

Absolutely. I think the last summary I saw that calculated in this number for Alliance is about seven million of the 12 million. And that's clearly reflected in the operation profits that you're seeing, with about another 4 to 5 million or mo -- approximately coming next year. Marc, you -- you're on the phone. Am I right on those numbers?

MARC FIERMAN - SOURCE INTERLINK COMPANY - CFO

You're just -- that's approximately right. That's about right. That's about what we've got under our belt, and the rest is coming into -- will be in next years' plan.

ROBERT ANDRADE - CAXTON ASSOCIATES - ANALYST

Got you. And I think you were kind enough to give us a sense of what you thought the operating margins of the magazine business would do in kind of a normalized 3.5% to 4% rate. Do we have a sense of that, as well, for the CD-DVD business or the Alliance business?

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN & CEO

Well, Alliance has made -- they were -- Alliance was 4.6% --

ROBERT ANDRADE - CAXTON ASSOCIATES - ANALYST

Right.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN & CEO

For the first six months of the year, which is a terrific improvement. You know, it's affected to some degree through the mix because, frankly, music has higher margins than DVD's. So, if the DVD business is much stronger proportionally to the music, it could drag on the margins a little bit. But having said that, I can tell you that we're not intending to -- we're doing everything in our power not to go backwards on those margins. And if anything, we're trying to do deals and I think we're going to be successful at even improving them.

ROBERT ANDRADE - CAXTON ASSOCIATES - ANALYST

Great. My last question is just more from a -- from a guidance perspective. I know we have a lot of moving pieces and we're just in the early midst of integration of the Levy and a little bit later on the Alliance. But, at what point do you think you'll feel comfortable going out to the investment community and giving 2007 guidance?

LESLIE FLEGEL  - SOURCE INTERLINK COMPANY - CHAIRMAN & CEO

I've been thinking a lot about that, Robert, and I want to hold off on that a little bit. But because -- and the reason for it is because we have so mu -- many deals pending that could -- that could have a dramatic effect on next year, in a positive sense, of course. And so I would say that towards -- normally I like to give the first glimpse of guidance when I announce third quarter results.

ROBERT ANDRADE - CAXTON ASSOCIATES - ANALYST

Right.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN & CEO

Which is the first week in December. And I'll try to do that then, as well. But, you know, hopefully, we can get some of these things done. And you know, again as I mentioned earlier, we're not talking about little deals. So if we ca -- if we are successful and can conclude some of these deals -- and of course it's all incremental. You're talking -- most of what we're talking about here is organic. And so it's moving into our existing infrastructures and what have you, so it has very positive effect on the bottom-line. So, you know, I'm going to hold off until I have a good sense of that. But at this point, I'm still planning do it when we announce third quarter results.

ROBERT ANDRADE - CAXTON ASSOCIATES - ANALYST

Great. Thanks so much for responding to that, and I look forward to the future of the Company. Thanks.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN & CEO

You're welcome. And it is very exciting. I mean, I'm very pleased with the results that we had this quarter. I think that this is great performance. When you think about what we've brought together here in the last six months and how successful we've been in being able to do that and still create the cash-flow and the profits. And we are, in fact, a tad ahead of our own internal projections for the year. So really we -- this is a good news announcement, I believe, and we're very excited about what we have going on for the remainder of this year and certainly into next year. With that, I will conclude the call and thank you all very much.

OPERATOR

Thank you. This does conclude today's Source Interlink conference call. Please disconnect your lines at this time and have a wonderful day.